Company Contact:	Investor Contact:
Global Med Technologies®, Inc.	Paul M. Holm
Michael I. Ruxin, M.D.	H. L. Lanzet
(303) 238-2000	(212) 888-4570
paulmholm@gmail.com

$1 Million Summary Judgment Deposit Returned
to Global Med Technologies®, Inc.

Return of Deposit Further Strengthens Company’s Financial Position

Denver, CO – (May 21, 2007) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB: GLOB.OB), today announced that the Superior Court in the State of California has returned Global Med’s $1.004 million summary judgment deposit. The return of the deposit, plus additional accrued interest of $80,000, increases Global Med’s cash balance by $1.084 million. The deposit to the Superior Court was made on September 1, 2005 and was required in order for Global Med to proceed with its appeal in the lawsuit against Donnie L. Jackson (Global Med Technologies, Inc. et al. v. Jackson). The case has now been remanded for trial as directed in the Appellate Court’s opinion.

Global Med is pleased with the Appellate Court’s ruling that the deposit be returned with interest. The Appellate Court’s directive to remand the case for trial, along with the court’s directions, has increased Global Med’s level of confidence in a positive outcome. The Company is eager to proceed to trial and present the facts.

The Company’s Chairman and CEO, Michael I. Ruxin, M.D., stated, “We are very satisfied with the outcome of this ruling. The return of $1.084 million from the Superior Court further strengthens the Company’s financial position. The Company now has over $4.5 million in cash. This represents a significant increase from the $2.554 million in cash as of December 31, 2006 and the $3.013 million in cash as of March 31, 2007.”

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry.  Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and International blood centers and hospital transfusion centers.  Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean.  Together, the SafeTrace Tx*® advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

*Patent Pending

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